SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made as of October 5, 1995, by and among LaSalle National Bank, a national banking association with its principal offices located in Chicago, Illinois, as agent for the Lenders hereunder (the "Agent"), various financial institutions which are, or may become, signatories or parties hereto (individually, a "Lender" and collectively, the "Lenders"), and Continental Waste Industries, Inc., a Delaware corporation ("CWI"), together with its Subsidiaries, which currently consist of Barker Brothers, Inc., a Tennessee corporation, Barker Brothers Waste, Inc., a Tennessee corporation, Berrien County Landfill, Inc., a Michigan corporation, Bluegrass Recycling & Transfer Company, a Kentucky corporation, Commercial Waste Disposal, Inc., a Kentucky corporation, Covington Waste, Inc., a Tennessee corporation, CWI of Illinois, Inc., an Illinois corporation, CWI of Missouri, Inc., a Missouri corporation, CWI Venture, Inc., a New Jersey corporation, FLL, Inc., a Michigan corporation, G.E.M. Environmental Management, Inc., a Delaware corporation, Gila Bend Regional Landfill, Inc., an Arizona corporation, Greenfield Environmental Development Corp., a Delaware corporation, Jamax Corporation, an Indiana corporation, Karat Corp., a New Jersey corporation, Midwest Material Management, Inc., an Indiana corporation, Northwest Tennessee Disposal Corporation, a Tennessee corporation, Prichard Landfill Corporation, a West Virginia corporation, Sandy Hollow Landfill Corp., a West Virginia corporation, Sanifill, Inc., a Tennessee corporation, Southern Illinois Regional Landfill, Inc., an Illinois corporation, South Trans, Inc., a New Jersey corporation, Springfield Environmental, Inc., a Delaware corporation, Springfield Environmental, Inc., an Indiana corporation, Triple G Landfills, Inc., an Indiana corporation, United Refuse Co., Inc., an Indiana corporation, Victory Environmental Services, Inc., a Delaware corporation, Victory Waste Incorporated, a California corporation, WPP Continental de Costa Rica S.A., a Costa Rican corporation, WPP Services, Inc., an Ohio corporation, ASCO Sanitation, Inc., a Mississippi corporation, Gilliam Transfer, Inc., a Missouri corporation, Anderson Refuse Co., Inc., an Indiana corporation, Terre Haute Recycling, Inc., an Indiana corporation, and CWI Mexican Ventures, S.A. de C.V., a Mexican corporation (individually, CWI and any of said other corporations may be referred to herein as a "Borrower," and collectively are sometimes referred to as the "Borrowers").

                        WITNESSETH:

     WHEREAS, the Borrowers and the Lenders have previously entered into that certain Credit Agreement dated as of March 28, 1995, as amended by a First Amendment to Credit Agreement dated June 6, 1995 (as so amended, the "Credit Agreement," with terms used but not otherwise defined herein being used with the same meanings as therein defined), whereunder Lenders have made certain Loans to Borrowers;

     WHEREAS, CWI proposes to acquire 85% of the outstanding common stock of NationsWaste, Inc. for an aggregate purchase price of approximately $5,000,000 (the "Acquisition");

     WHEREAS, the Borrowers have requested certain modifications to the Credit Agreement and the Lenders are willing to agree to such modifications upon the terms and conditions set forth herein:

     NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual agreements, promises and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.  Loan Documents.  The Credit Agreement and all of the
Loan Documents are hereby amended such that all references therein to the Credit Agreement or any other Loan Documents are hereby deemed to include this Amendment and the amendments to the Credit Agreement and the Loan Documents contained herein.

     2. Section 8.B.3. Mergers and Acquisitions. Subsection (4) of Section 8.B.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     "(4) The consideration for all such acquisitions may not exceed a total of $10,000,000 with respect to acquisitions made during any one Fiscal Year (it being understood that any "unused" amount of the amount permitted with respect to any one Fiscal Year shall not carry over to any subsequent Fiscal Year), or $20,000,000 in the aggregate; provided however, that in the event the Acquisition is consummated on or prior to December 31, 1995,
(i) said $10,000,000 limit shall be increased to $15,000,000 for the Fiscal Year ended December 31, 1995, and (ii) said $20,000,000 limit shall be increased to $25,000,000. In the event the Acquisition is not consummated on or prior to December 31, 1995, said limits shall remain at $10,000,000 and $20,000,000 respectively. For purposes of this Section, 'consideration' means the total purchase price (including cash expended, Debt incurred, and liabilities incurred or assumed) paid or to be paid, but in any event does not include any portion of the purchase price paid or payable in the form of common stock or Subordinated Debt of CWI or out of the proceeds of any public offering of the common stock of CWI, and 'Acquisition' means the acquisition by CWI of 85% of the outstanding common stock of NationsWaste, Inc.;"

     3. Section 8.B.3. Mergers and Acquisitions. The following subsection (6) hereby is added to Section 8.B.3 of the Credit
Agreement:

     "(6) The acquisition must have received the prior written approval of the board of directors or other equivalent governing body of the Person to be acquired."

     4. Section 8.B.2. Capital Expenditures. Section 8.B.2(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     "(b) The Borrowers shall not make Capital Expenditures in excess of Sixteen Million Dollars ($16,000,000) in the aggregate during any one Fiscal Year, it being understood that the amount of any Capital Expenditures permitted to be made during any one Fiscal Year, but not so made, shall not carry over to any subsequent Fiscal Year; provided however, that this Section 8.B.2(b) shall not prohibit the Borrowers from acquiring assets in accordance with all of the terms and provisions of Section 8.B.3 of the Credit Agreement; and provided further that notwithstanding the foregoing, Borrowers shall not make any Capital Expenditures in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate during any one Fiscal Year with respect to greenfield landfill projects (unpermitted sites)."

     5.  Conditions.

     5.A.    Delivery of Documents as Conditions Precedent.  The
delivery of each of the following documents, each of which shall be satisfactory to the Agent in substance and form, by on or behalf of the Borrowers to the Agent shall constitute separate and distinct conditions precedent to the effectiveness of this
Amendment:

     5.A.1.  A copy of this Amendment duly executed by Borrowers.

     5.A.2. In form and substance satisfactory to the Agent, any other documents which the Agent may reasonably request from or to be delivered by the Borrowers from time to time to effect the intent of this Amendment and the Loan Documents.

     5.B.    Delivery of Acquisition Documents.  Within 30 days
of the closing of the Acquisition, Borrowers shall deliver to Lenders any and all information regarding the Acquisition as the Lenders reasonably may request, including but not limited to a business description, historical financial statements with footnotes, interim financial statements, tipping fee and tonnage information, financial projections and assumptions.

     6. Representations; Warranties; Covenants. To induce the Agent and the Lenders to execute this Amendment, the Borrowers jointly and severally represent and warrant that, as of the date hereof:

          (i) the representations and warranties set forth in the Credit Agreement, including, without limitation, those set forth in Section 7 thereof, and in the Loan Documents to which any Borrower is a party, are true and correct;

          (ii) the covenants and agreements set forth in the Credit Agreement, including, without limitation, those set forth in Section 8 thereof as amended hereby, and in the other Loan Documents to which any Borrower is a party, are not currently being breached and are inviolate;

          (iii) no Default or Event of Default currently exists under the Credit Agreement or any Loan Documents and is continuing; and

          (iv) the Borrowers have taken all corporate action necessary to enter into and authorize the execution and delivery of this Amendment and the other Loan Documents to be executed and delivered hereunder.

     7. Reimbursement for Costs. As further inducement for the Agent and the Lenders to execute this Agreement, the Borrowers agree to reimburse the Agent for any costs of expenses any such party may incur in connection with the negotiation and drafting of this Amendment, including all attorneys' fees.

     8. Governing Law; Successors and Assigns. This Amendment has been executed, deliverd and accepted in and shall be deemed to have been made under and shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to its conflict of law rules. This Amendment shall be binding upon Borrowers and their respective successors and assigns and shall inure to the benefit of Agent, the Lenders and their respective successors and assigns; provided, however, that Borrowers shall not have the right to assign their rights or interests hereunder or under the Credit Agreement without the prior written consent of Agent.

     9. Release. Borrowers, for and on behalf of their successors and assigns, hereby release, forever discharge and agree to hold harmless Agent and each Lender, and their respective succesors and assigns, from any and all claims, actions or causes of action heretofore arising in any manner under, purusant to or with respect to the Credit Agreement or the Loan Documents or Agent's or any Lender's administration or actions under, pursuant to or with respect to the Credit Agreement or the Loan Documents and from any suit or proceeding relating to the foregoing at any time against Agent or any Lender.

     10. Amendment; Ratification; No Waiver. The Credit Agreement and the other Loan Documents to which any Borrower is a party are hereby amended in all other respects to give effect to the foregoing amendments and agreements and, as so amended, shall remain in full force and effect and shall continue to constitute the valid and binding obligations of the Borrowers enforceable in accordance with their respective terms. This Amendment shall not be deemed to consitute or shall not be construed as a waiver of any rights, remedies, collateral or other security of or granted to the Bank under the foregoing or of any Event of Default or other default or breach which has occurred and is continuing thereunder as of the date hereof.

     11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original hereof and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the Borrowers, the Agent and the Lenders have caused their respective officers, thereunto duly authorized, to execute this Amendment as of the date first above written.


BORROWERS:


CONTINENTAL WASTE INDUSTRIES, INC.

By:  /s/ Jeffrey E. Levine
     Senior Vice President


BARKER BROTHERS, INC.

By:  /s/ Jeffrey E. Levine
     Vice President